Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-292297) and Forms S-8 (Nos. 333-290689, 333-289217, 333-233079, 333-204023, and 333-184874) of our reports dated February 25, 2026, with respect to the consolidated financial statements of Glacier Bancorp, Inc., and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10- K for the year ended December 31 2025.

/s/ Forvis Mazars, LLP

Denver, Colorado
February 25, 2026